UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/03/2012

Waccamaw Bankshares, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-33046

North Carolina	52-2329563
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

P.O. Box 2222, Whiteville, North Carolina 28472
(Address of principal executive offices, including zip code)

(910) 641-0044
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

        On July 3, 2012, Waccamaw Bankshares, Inc. (the "Company"), received notice from First Bank, Troy, North Carolina, of First Bank's termination of the branch purchase and assumption agreement, dated October 21, 2011, between Waccamaw Bank, the Company, and First Bank. Under the terms of the agreement, First Bank was to acquire all the premises and equipment at eleven Waccamaw Bank branches, all deposits at the branches, and selected loans. The deposit premium varied by account type, with the blended premium estimated at 1.5%. The branch facilities were to be purchased at book value and the loans were to be purchased at par. A copy of the agreement was included as exhibit 10.1 to the Company's current report on Form 8-K, which was filed with the Securities and Exchange Commission on October 27, 2011.

        First Bank terminated the agreement under section 10.1(c) of the agreement, which permitted either Waccamaw Bank or First Bank to terminate the agreement in the event that the closing of the branch purchase and assumption transaction had not occurred by June 30, 2012. Each party is responsible for paying its own costs and expenses incurred in connection with the proposed transaction.

        The Company was formerly the bank holding company for Waccamaw Bank.   On June 8, 2012, Waccamaw Bank was closed by the North Carolina Office of the Commissioner of Banks and the Federal Deposit Insurance Corporation (the "FDIC") was named receiver. As a result of the closure, the Company lost all rights with respect to the issued and outstanding shares of Waccamaw Bank's common stock and preferred stock. The FDIC entered into a purchase and assumption agreement with First Community Bank, Bluefield, Virginia, whereby First Community Bank assumed all deposit liabilities and substantially all of the assets of Waccamaw Bank. Each of Waccamaw Bank's sixteen branches re-opened as branches of First Community Bank on June 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Waccamaw Bankshares, Inc.

Date: July 10, 2012	By:	/s/ Geoffrey R. Hopkins
Geoffrey R. Hopkins
President